Exhibit 99.2

FOR IMMEDIATE RELEASE

New York City REIT, Inc. Confirms August 18, 2020 Listing on the NYSE

NEW YORK, August 13, 2020 – New York City REIT, Inc. (the “Company” or “NYC”) confirmed today that, consistent with its previous announcements, it will list its shares of Class A common stock on the New York Stock Exchange (the “NYSE”) under the symbol “NYC” on August 18, 2020.

“We look forward to our listing on the NYSE and the enhanced access to capital markets that comes with being a traded company, especially in the current environment where we may be able to capitalize on short-term dislocation in the real estate market," said Michael Weil, CEO of NYC. "We are highly confident in the long-term outlook for real estate in Manhattan, a view that is supported by ongoing commitments to long-term leases by major occupiers across the city, including technology and financial services firms. Since the start of the third quarter, AIG took 545,000 square feet downtown and in NoHo, and Raymond James took 160,000 square feet in Midtown. Recently it was announced that Facebook has signed a lease for 730,000 square feet on the west side of Penn Station and that TikTok signed a lease for 230,000 square feet in Midtown. We believe that these leases demonstrate the long-term optimism that corporate tenants have for office space throughout Manhattan.”

The Class A shares being listed on August 18th represent 25% of NYC’s outstanding common stock. Every 120 days after the listing, an additional 25% of NYC’s stock represented by Class B common stock will convert into Class A common stock, concluding with all shares listed and freely tradeable within 360 days.

About New York City REIT

New York City REIT, Inc. a public non-listed REIT owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets, as well as those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 19, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 14, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

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